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 ELECTRONIC ARTS INC.
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July 10, 2014

Electronic Arts Inc. (“EA” or the “Company”)
2014 Annual Meeting of Stockholders - July 31, 2014
Advisory Vote on the Compensation of the Named Executive Officers (“Say on Pay Proposal”)

Dear Stockholder:

We are writing to ask you to vote FOR the Say on Pay Proposal included in EA’s 2014 Proxy Statement filed on June 13, 2014.

As you may be aware, Institutional Shareholder Services (“ISS”) has recommended a vote against EA’s Say on Pay Proposal citing the stock options granted to our new Chief Executive Officer (“CEO”), Andrew Wilson, and changes to our equity incentive program, including the addition of stock options to our annual equity award mix and a modification to our performance-based restricted stock unit (“RSU”) program design. For the reasons set forth below, we disagree with ISS’s recommendation and ask for our stockholders’ continued support by voting FOR the advisory Say on Pay Proposal.

1.	EA’s Board of Directors believes the stock options granted to Mr. Wilson align his interests with stockholders in creating long-term stock price growth.

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In fiscal year 2014, we granted stock options as part of the new-hire compensation package to our CEO in order to provide an equity incentive focused on absolute long-term stock price growth. These stock options complemented the retention and relative stock price performance incentives of Mr. Wilson’s existing unvested time-based and performance-based RSUs at the time he was appointed CEO.

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In fiscal 2014, the mix of equity awards granted to our named executive officers was 50% performance-based RSUs and 50% time-based RSUs. For fiscal year 2015, one-half of the annual equity awards granted to our named executive officers remain performance-based in our view, but the equity mix was changed to include a stock option component. Accordingly, the fiscal year 2015 annual equity awards (granted in June 2014) consisted of 25% stock options, 25% performance-based RSUs and 50% time-based RSUs. The inclusion of stock options to the equity mix complements the different goals of our time-based and performance-based RSU programs by creating a longer-term incentive that provides value for our executives only when our stock price increases. This mix allows us to continue to attract, retain and motivate great talent.

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We disagree with ISS’s opinion that stock options are time-based compensation. Stock options only deliver value with an increase in the price of our stock. We believe stock options provide a performance-based compensation incentive aligned with the interests of our stockholders in creating long-term stock price growth and are a valuable component of our equity compensation program.

2.	Our performance-based RSU program strikes the right balance between rewarding relative stock price performance and incentivizing our executives to improve stock price performance over the longer-term.

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For fiscal year 2014, we maintained the basic features of our performance-based RSU program: we measure total stockholder return (“TSR”) relative to the companies in the NASDAQ-100 over a three-year performance period, with vesting opportunities over one-year, two-year and three-year measurement periods. The actual number of shares earned for each measurement period will range from zero to 200% of the targeted award based on actual performance, with 100% of the target number of shares vesting only if our relative TSR is at the 60th percentile of the companies in the NASDAQ-100.

•	We modified the performance-based RSU program in two ways in fiscal year 2014:

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First, we added an additional restriction on vesting: if our TSR is negative, then the maximum number of shares that can be earned during a measurement period is capped at 100% of the targeted award. We believe that if our TSR is negative, but our relative performance ranking is still equal to or above the 60th percentile of the companies in the NASDAQ-100, then vesting 100% of the target number of shares provides the appropriate level of recognition for above-median performance.

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Second, if less than 100% of the target number of shares are earned during the one-year or two-year measurement periods, then up to the target number of shares remaining from those periods can be earned if our relative TSR improves over a longer measurement period within the three-year performance period. ISS expressed reservations with this design as a “retesting feature” that allows executives a second chance to meet performance goals. We disagree with this characterization and believe that in an industry that is rapidly changing and during periods of short term volatility this design keeps our executives focused on stock price performance over the course of the entire three-year performance period.

At EA, people are our greatest assets. We believe that the key to delivering amazing games and services to our consumers and strong financial results to our stockholders is to motivate, retain and reward great talent. EA’s Board of Directors has designed and implemented an executive compensation program that is performance-based and delivers reasonable compensation aligned with the interests of our stockholders.

In considering your vote, we encourage you to review the “Compensation Discussion and Analysis” disclosures beginning on page 30 of EA’s Proxy Statement and to consider the supplemental information provided in this letter. We value the feedback and opinions of our shareholders. If you have questions, you may direct them to Rob Sison, Vice President, Investor Relations, at (650) 628-7352.
EA’s Board of Directors recommends that you vote FOR the advisory vote on the compensation of the named executive officers.